Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 18 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 27, 2009

On February 26, 2009, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

CAPMARK FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 25, 2009, Capmark Financial Group Inc. (the “Company”) issued a press release reporting, among other things, its preliminary fourth quarter 2008 results.  A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Current Report on Form 8-K and in the press release attached as an exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except to the extent that it is expressly stated to be incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Reporting Preliminary Fourth Quarter 2008 Results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: February 25, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Reporting Preliminary Fourth Quarter 2008 Results.

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Exhibit 99.1

Capmark Financial Group Inc. Reports Preliminary Fourth Quarter 2008 Results;
Withdraws Bank Holding Company Application

(Horsham, PA) — February 25, 2009 — Capmark Financial Group Inc. (the “Company”) today announced that its preliminary pre-tax loss was $800 million in the fourth quarter of 2008, although the Company is still reviewing certain accounts, including deferred tax assets, intangibles and certain investment securities for recoverability or impairment.  Depending upon the outcome of this review, the fourth quarter net loss could be higher than the pre-tax loss mentioned above, which could cause the Company’s leverage ratio (as defined in its revolving credit and term loan and bridge loan agreements) to exceed the maximum level permitted under those loan agreements which, absent an amendment or waiver, would constitute an event of default under such loan agreements.

The Company had cash and cash equivalents (excluding cash held by Capmark Bank) available to fund its operations of $1.4 billion at February 24, 2009.   As previously reported, during the fourth quarter of 2008 the Company borrowed substantially all of the amounts available under its revolving credit facility.

In light of market conditions and the Company’s recent estimated operating results, the Company has commenced discussions with the lenders under its senior credit facility, which includes its revolving credit and term loan, and its bridge loan. As part of these discussions, the Company expects to request modifications to certain terms of both its senior credit facility and bridge loan agreements.  The Company has engaged Lazard Frères & Co. LLC as its financial adviser to assist with the discussions with the lenders and to advise the Company regarding debt and capital structure matters.

There is no assurance that the Company will be able to reach agreement with the lenders.  An event of default under the Company’s revolving credit and term loan credit facility and bridge loan could have a material adverse impact on the Company’s liquidity, financial condition and results of operations.

The Company also announced that it will notify the Board of Governors of the Federal Reserve System this week of the withdrawal of its application to become a bank holding company.   The Company’s Board of Directors instructed management to withdraw the application after evaluating the financial and other requirements for becoming a bank holding company communicated by the Federal Reserve Board’s staff and the Company’s other current priorities.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact the Company’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount the Company may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.   For a discussion of these and other potential risks and uncertainties that could affect the Company’s future results and financial condition, see “Risk Factors” in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the information under the heading “Risk Factors” in the Company’s prospectus filed with the SEC on July 15, 2008 in accordance with Rule 424(b)(3) of the Securities Act of 1933, as amended, which are accessible on the SEC’s website at www.sec.gov.

Such forward-looking statements are made only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.